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                                  EX-99.B.8.28

                   FOURTH AMENDMENT TO PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement made and entered into in April, 1996, and as amended on July 1, 1999, September 3, 1996, and May 1, 1998, by and among MFS Variable Insurance Trust, Aetna Insurance Company of America and Massachusetts Financial Services Company, the parties do hereby agree to amend the tenth Whereas clause to read as follows:

     WHEREAS, Aetna Investment Service, LLC, the principal underwriter for the variable annuity and the variable life policies is registered as a broker-dealer with the SEC under the 1934 Act and is a member in good standing of the NASD; and

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on November 17, 2000.



AETNA INSURANCE COMPANY OF AMERICA
By its authorized officer,

By:        /s/  Laurie M. Tillinghast
           ---------------------------------
           Laurie Tillinghast
Title:     Vice President


MFS VARIABLE INSURANCE TRUST,
ON BEHALF OF THE PORTFOLIOS
By its authorized officer,

By:        /s/  James R. Bordewick, Jr.
           ---------------------------------
           James R. Bordewick, Jr.
Title:     Assistant Secretary


MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized officer,

By:        /s/  Jeffrey L. Shames
           ---------------------------------
           Jeffrey L. Shames
Title:     Chairman, Chief Executive Officer